Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael J. Zugay
Sr. Vice President & CFO
412-787-9590
mzugay@igate.com

iGATE Corporation Reports Highest Net Income

In More Than Seven Years

Year-Over-Year Net Income Increases 25%;

iGS Subsidiary Reports Revenue Growth of 31% year-over-year and 8% Sequentially

PITTSBURGH, PENNSYLVANIA – February 26, 2007 – iGATE Corporation (Nasdaq:IGTE), a global provider of IT and BPO services, today announced its fourth-quarter and year-end financial results for the period ended December 31, 2006.

Fourth-Quarter Highlights

•	Consolidated net income increased 28.6% year-over-year to $6.5 million.

•	Consolidated revenues, excluding $4.9 million from the sold Canadian staffing operation, increased 17.5% year-over-year and 3.7% sequentially.

•	iGATE Global Solutions (“iGS”), iGATE’s offshore subsidiary, reported record quarterly revenue of $47.4 million, an increase of 31.4% year-over-year and 7.7 % sequentially.

•	iGS gross margin increased 320 basis points to 30.7% from 27.5% in the previous quarter.

•	iGS signed a key technology services agreement with Radian Group, Inc., a leading provider of innovative credit solutions to the global financial and capital markets.

•	iGATE Professional Services (“iPS) launched RPOworldwide, a subsidiary which provides offshore-based Recruitment Process Outsourcing (RPO) services to large US companies.

Full-Year Highlights

•	Consolidated net income for the year increased 24.9% to $8.7 million from $7.0 million in 2005.

•	Excluding $29.0 million of revenue from the sold Canadian staffing operation reported last year, revenues increased 14.8% to a five-year high of $283.6 million.

•	Net cash provided by operations was $14.5 million.

•	iGS added a total of 27 new clients, 13 of which are Global 2000 companies and renewed a 3-year service contract with General Electric extending through 2009.

•	iPS added 12 new significant clients and improved gross margins by 150 basis points from 2005.

Fourth-Quarter Results

Revenues:

Consolidated revenues increased to $74.6 million, or 17.5%, from the same period last year excluding the previously disclosed sale of the Company’s Canadian staffing operation, and increased 3.7% from the sequential quarter. The Canadian staffing operations contributed $4.9 million to revenues in the 2005 fourth quarter. The consolidated revenue increase was due to significantly higher revenues at the Company’s iGS segment, partially offset by somewhat lower revenues at its IPS segment.

Fourth-quarter iGS segment revenues reached an all-time high and represents the eighth consecutive quarter of sequential revenue growth. Revenues for the segment increased 31.4% to $47.4 million from $36.1 million in the same period last year and increased 7.7% from $44.1 million in the sequential quarter. The revenue increase was due to steadily increasing volumes and average billing rates from clients added during the last two years. Resource utilization rates for the period were equivalent to the previous quarter.

iPS segment revenues for the fourth quarter were $26.8 million. Excluding the revenues from the Canadian staffing operation in last year’s fourth quarter, fourth quarter iPS revenues were equivalent to the same period last year, but declined 2.6% from the sequential quarter. The sequential revenue decline was due to a number of projects ending in the fourth quarter and lower utilization rates.

Gross Margin:

Consolidated gross profit margin improved to 28.1% from 25.6% in the sequential quarter and from 26.3% in the same quarter last year. This improvement was driven by a higher mix of revenues from the more profitable iGS segment. The iGS segment contributed 64% to fourth-quarter consolidated revenues, while the iPS segment contributed 36%. In the fourth quarter of 2005, iGS contributed 53% to consolidated revenues and 61% in the previous quarter.

iGS segment gross profit margin for the fourth quarter increased 320 basis points to 30.7% from 27.5% in the sequential quarter, but slightly declined from 31.4% in the same quarter last year. The sequential improvement was the result of higher average billing rates and an expansion of higher value services with clients added during the past two years. The decline from the prior year period was primarily due to the adoption of FAS 123R in 2006 and the related stock compensation expense.

iPS segment gross profit margin improved 100 basis points to 23.5% from 22.5% in the sequential quarter and increased 280 basis points from 20.7% in the same quarter last year. The gross margin improvement from the sequential quarter was due primarily to the ending of a number of lower margin projects and the elimination of certain customer volume discounts. The improvement from the year ago quarter was due to the sale of our lower margin Canadian operation.

SG&A:

Selling, general and administrative (SG&A) expense increased to $17.7 million from $17.3 million in the sequential quarter and from $15.7 million reported in the fourth quarter of 2005. The sequential increase was primarily due to higher depreciation expense for recent infrastructure improvements in India. The increase from the fourth quarter of 2005 was also due to higher depreciation expense, the adoption of FAS 123R in 2006 and the related stock compensation expense and by the recoveries of previously reserved customer accounts receivables in 2005. As a percentage of revenue, SG&A expense decreased to 23.8% from 24.0% in the previous quarter.

The iGS segment continued discretionary cost containment as SG&A expense declined to 23.5% of revenues compared with 24.4% in the third quarter of 2006 and 27.3% in the fourth quarter of 2005. As a percentage of revenues, the iGS segment SG&A expense attained its lowest level in more than five years.

iPS segment SG&A costs increased to 14.5% of revenue compared with 14.0% in the previous quarter and increased from 11.5% in the same quarter last year. The percentage increase was the direct result of lower revenues as the dollar amount of spending stayed relatively constant from period to period.

Operating Income:

Consolidated income from operations was $5.7 million and included a favorable impact of $2.5 million from a reversal of a previously recorded restructuring charge for a long-term UK lease obligation. The net difference of $3.2 million compares very favorably with income from operations of $1.2 million in the previous quarter.

The iGS segment reported its second consecutive quarter of significant increase in income from operations on both a sequential and year-over-year basis. Income from operations for the segment, excluding the $2.5 million restructuring charge recovery, increased to $3.4 million from $1.3 million in the previous quarter and from $1.5 million in the same quarter last year. The improvement was due largely to higher revenues and gross profit margins and containment of discretionary SG&A costs.

iPS segment income from operations for the quarter was $2.4 million, which was equivalent to the previous quarter but lower than the $3.4 million reported in the fourth quarter last year. The decline from last year’s fourth quarter was due to the absence of operating income from the sold Canadian staffing operation, the recoveries of previously reserved customer accounts receivables, as well as the adoption of FAS 123 R, which resulted in incremental stock compensation expense in 2006.

Net Income:

Net income for the quarter was $6.5 million, or $0.12 per diluted share, an increase from $1.6 million, or $0.03 per diluted share, in the previous quarter and from $5.0 million, or $0.10 per diluted share, in the corresponding period last year. This year’s fourth quarter included the favorable impact of $2.5 million for the UK lease recovery. The fourth quarter of 2005 included several one-time items that had a favorable impact on net income of $3.9 million. These items included a $5.5 million gain on the sale of the Company’s Canadian business, a $0.5 million benefit for a restructuring charge recovery offset by a net $(2.1) million write down in the carrying value of a long-term investment.

Management Comments:

“We are very pleased to have achieved significant and steady progress on key financial, operational and strategic initiatives during the year,” stated Sunil Wadhwani, Chief Executive Officer and Co-Founder of iGATE Corporation. “As expected, excluding the sold Canadian staffing operation, revenue and profit levels for 2006 significantly exceeded last year’s results. Revenues and profitability at our iGS subsidiary reached record levels in the fourth quarter. We made steady progress improving gross profit margins at iGS following the April 2006 annual wage increase and in controlling discretionary spending. This led to the significant improvement in iGS operating income during the past two quarters.”

“Our strategy of transitioning project work from onsite to offshore locations is producing the desired outcome of higher profitability levels, more operational leverage and incremental revenues translating more rapidly into profit growth. In addition, our movement towards larger Global 2000 clients has allowed us to expand into more profitable and higher value services, while leading to more stable and predictable revenue streams.”

Ashok Trivedi, President and Co-Founder of iGATE Corporation stated, “Although we are pleased with our steady progress, we remain focused on the challenging labor market conditions in India. To address these challenges, we improved the flexibility of our employee benefit plan during the year by adding a restricted stock program, and more recently, hired Mr. Srinivas Kandula as Global Head of Human Resources. He will be intensely focused on employee recruitment. We believe that these operating initiatives will help with new employee recruiting efforts and also mitigate employee attrition in this highly competitive labor market.”

Year-to-Date Results

Revenues:

Consolidated revenues for the year ended December 31, 2006 increased 14.8% to $283.6 million excluding revenues from the sold Canadian staffing operation. The Canadian staffing operation contributed $29.0 million to consolidated revenues in 2005. The revenue growth in 2006 was driven largely by a 22.8% increase in iGS segment revenues to $169.6 million from $138.0 million in 2005. Excluding revenue contributions from the Canadian operation, the 2006 iPS segment revenues increased 4.4% to $112.5 million. The annual revenue growth was the result of expanding volumes, projects and billing rates from iGS clients added during the past two years and higher iPS segment placements and average billing rates on new projects during the first half of 2006.

Gross Margin:

Consolidated gross margin for 2006 improved to 25.9% from 25.7% last year in spite of the negative impact in 2006 on the adoption of FAS 123R and the related stock compensation expense. iPS gross margins were 23.0% for 2006 compared with 21.5% in the previous year which also contributed to the improvement. The iPS improvement was due primarily to the sale of the lower margin Canadian staffing operation.

SG&A:

SG&A expense for 2006 was $69.6 million, or 24.5% of revenue, comparable with the $67.5 million, or 24.5% of revenue reported last year. SG&A expense for 2006 included the previously discussed $1.1 million contingent liability reserve recorded in the Company’s iPS segment during the second quarter. This liability pertained to the payment of overtime compensation on one specific iPS project.

Net Income:

Net income for 2006 increased 24.9% to $8.7 million, or $0.16 per diluted share compared to $7.0 million, or $0.13 per diluted share, last year. Net income for 2006 included net favorable one-time items totaling $3.7 million. This included $3.0 million related to restructuring charge recoveries, a $0.6 million gain on the sale of a venture investment, a $1.2 million gain on market-to-market adjustments of exchange rate hedging contracts offset by a $(1.1) million contingent liability reserve for a wage dispute relating to one specific project. Net income for 2005 included net favorable one-time items totaling $6.1 million. This included a $5.5 million a gain on the sale of the Company’s Canadian staffing operation, a $0.5 million benefit for a restructuring charge recovery, a tax benefit of $2.2 million on the reversal of certain tax accruals offset by a net $(2.1) million write down of a long-term investment.

Operating Segment Highlights

iGATE Global Solutions (iGS)

•	Fourth-quarter revenues were at a record high, increasing 7.7% to $47.4 million from $44.1 million in the sequential quarter and increasing 31.4% from $36.1 million in last year’s fourth quarter.

•	Five new clients were added during the quarter, including two Global 2000 clients.

•	iGS had 29 clients that generated at least one million dollars in annual revenue at the end of the fourth quarter, compared with 26 at the end of the previous quarter.

•	Offshore/onsite billing volume ratio improved to 73:27 compared with 71:29 in the prior year period and 72:28 in the previous quarter.

•	Offshore revenues contributed 46.3% to total fourth-quarter IT services revenue compared with 44.9% in the third quarter.

•	Added a net 301 employees during the fourth quarter, including 304 billable employees. As of December 31, 2006, total employees at iGS were 5,821.

iGATE Professional Services (iPS)

•	Excluding revenues from the sold Canadian operation, 2006 revenues increased by 4.4% to $112.5 million.

•	Fourth quarter 2006 gross margins increased to 23.5% from 22.5% in the previous third quarter and from 20.7% in the corresponding period last year.

•	Cash flow provided by operating activities for the segment totaled $11.0 million for 2006.

Cash Flow & Balance Sheet

Consolidated net cash flow provided from operations was $14.5 million for 2006.

Depreciation and amortization expense was $2.7 million for the quarter and $10.9 million for 2006. Capital expenditures for the quarter were $2.9 million and $10.0 million for the year.

The Company continues to maintain a strong balance sheet. At December 31, 2006, the Company had $84.0 million in cash and short-term investments and no outstanding borrowings.

Days sales outstanding decreased from 73 days at the end of 2005 to 67 days at December 31, 2006.

Outlook

“We remain confident in the favorable trends that have been developing in our core business during the past several quarters,” continued Mr. Wadhwani. “We expect revenues and operating profits for 2007 to continue to grow. During the 2007 second quarter, we are anticipating another annual wage increase at our iGS subsidiary, which will temporarily depress gross profit and operating margins. According to recent industry salary surveys, wage increases in India are ranging from 12% to 15% and we expect our increases to fall within that range. We also expect our 2007 SG&A costs as a percentage of sales to continue to decline, but are anticipating slightly higher depreciation costs due to the recently inaugurated 900 seat facility at our Bangalore campus in India.

“During 2007, our business priorities will be to aggressively seek business from new Global 2000 clients and to expand gross profit margins in order to meet our goals of generating stronger revenue growth and higher and sustainable operating profit. We continue to identify opportunities to gain new clients, expand projects with existing clients through higher value service offerings and project expansions and to tap revenue growth opportunities available with our broad base of non top-10 clients. In addition, we will continue efforts to aggressively recruit and retain talented employees,” concluded Mr. Wadhwani.

Conference Call

iGATE will host a telephone conference call to discuss the fourth-quarter and year-end financial results on Tuesday, February 27, 2007 at 11:00 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through March 6, 2007.

About iGATE Corporation:

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com.

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	December 31, 2006 (audited)	December 31, 2005 (audited)

ASSETS

Current assets:
Cash and cash equivalents	$52,154	$45,837
Short term investments	31,826	30,798
Accounts receivable, net	53,378	49,479
Prepaid and other current assets	7,700	7,237
Prepaid income taxes	380	1,060
Deferred income taxes	1,111	1,058

Total current assets	146,549	135,469

Investments in unconsolidated affiliates	1,398	1,050
Land, building, equipment and leasehold improvements, net	29,867	28,539
Goodwill	11,014	8,851
Intangible assets, net	1,946	3,565

Total assets	$190,774	$177,474

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,997	$5,958
Accrued payroll and related costs	17,966	16,304
Accrued income taxes	646	—
Other accrued liabilities	8,591	8,163
Restructuring reserve	497	2,355
Deferred revenue	465	362

Total current liabilities	33,162	33,142

Restructuring reserve	—	2,422
Other long term liabilities	406	422
Deferred income taxes	9,483	9,718

Total liabilities	43,051	45,704

Minority interest	14,372	14,098

Shareholders’ equity:
Common Stock, par value $0.01 per share	540	538
Additional paid-in capital	167,626	162,278
Retained deficit	(21,037)	(29,741)
Deferred compensation	—	(1,119)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	936	430

Total shareholders’ equity	133,351	117,672

Total liabilities and shareholders’ equity	$190,774	$177,474

iGate Corporation

Consolidated Statements of Income

(dollars in thousands, except per share data)

(audited)

	Three Months ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues	$74,616	$68,393	$283,588	$275,992
Cost of revenues (1)	53,652	50,436	210,212	205,110

Gross margin	20,964	17,957	73,376	70,882
Selling, general and administrative (2)	17,749	15,659	69,620	67,483
Restructuring recovery	(2,507)	(481)	(3,062)	(481)

Income from operations	5,722	2,779	6,818	3,880
Other income (expense), net	1,984	(920)	3,992	(275)
Minority interest	(764)	142	(752)	(261)
Gain (loss) on venture investments and affiliated companies, net	44	(2,149)	578	(2,149)
Gain on sale of stock of subsidiaries	—	5,549	—	5,549
Equity in income of affiliated companies	51	230	317	338

Income before income taxes	7,037	5,631	10,953	7,082
Income tax expense	560	595	2,249	113

Net income	$6,477	$5,036	$8,704	$6,969

Net earnings per common share, Basic:	$0.12	$0.10	$0.16	$0.13

Net earnings per common share, Diluted:	$0.12	$0.10	$0.16	$0.13

Weighted average common shares outstanding, Basic	53,008	52,598	52,939	52,530

Weighted average dilutive common equivalent shares outstanding	53,473	52,802	53,278	52,734

(1)	The three months and twelve months ended December 31, 2006 includes SFAS 123(R) stock compensation expense of $0.6 million and $1.8 million, respectively
(2)	The three months and twelve months ended December 31, 2006 includes SFAS 123(R) stock compensation expense of $0.6 million and $2.2 million, respectively

Three Months Ended March 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$38,258	$29,007	$431	$67,696
Cost of revenues	27,837	22,460	217	50,514

Gross margin	10,421	6,547	214	17,182
Selling, general and administrative	10,357	3,793	2,732	16,882

Income (loss) from operations	$64	$2,754	(2,518)	300

Other income, net			1,431	1,431
Minority interest			(145)	(145)
Equity in income of affiliated companies			65	65

(Loss) income before income taxes			$(1,167)	$1,651

Three Months Ended June 30, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$39,797	$29,131	$394	$69,322
Cost of revenues	30,020	22,290	210	52,520

Gross margin	9,777	6,841	184	16,802
Selling, general and administrative	10,302	4,927	2,505	17,734
Restructuring recovery	—	(555)	—	(555)

(Loss) income from operations	$(525)	$2,469	(2,321)	(377)

Other expense, net			(365)	(365)
Minority interest			306	306
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			114	114

(Loss) income before income taxes			$(1,732)	$212

Three Months Ended September 30, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$44,067	$27,530	$357	$71,954
Cost of revenues	31,952	21,325	249	53,526

Gross margin	12,115	6,205	108	18,428
Selling, general and administrative	10,767	3,848	2,640	17,255

Income (loss) from operations	$1,348	$2,357	(2,532)	1,173

Other income, net			942	942
Minority interest			(149)	(149)
Equity in income of affiliated companies			87	87

(Loss) income before income taxes			$(1,652)	$2,053

Three Months Ended December 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,448	$26,808	$360	$74,616
Cost of revenues	32,885	20,519	248	53,652

Gross margin	14,563	6,289	112	20,964
Selling, general and administrative	11,161	3,891	2,697	17,749
Restructuring recovery	(2,507)	—	—	(2,507)

Income (loss) from operations	$5,909	$2,398	(2,585)	5,722

Other income, net			1,984	1,984
Minority interest			(764)	(764)
Gain on venture investments and affiliated companies			44	44
Equity in income of affiliated companies			51	51

(Loss) income before income taxes			$(1,270)	$7,037

Twelve Months Ended December 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$169,570	$112,476	$1,542	$283,588
Cost of revenues	122,694	86,594	924	210,212

Gross margin	46,876	25,882	618	73,376
Selling, general and administrative	42,587	16,459	10,574	69,620
Restructuring recovery	(2,507)	(555)	—	(3,062)

Income (loss) from operations	$6,796	$9,978	(9,956)	6,818

Other income, net			3,992	3,992
Minority interest			(752)	(752)
Gain on venture investments and affiliated companies			578	578
Equity in income of affiliated companies			317	317

(Loss) income before income taxes			$(5,821)	$10,953

Three Months Ended March 31, 2005	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$32,711	$36,716	$174	$69,601
Cost of revenues	23,193	29,091	120	52,404

Gross margin	9,518	7,625	54	17,197
Selling, general and administrative	9,277	4,728	3,224	17,229

Income (loss) from operations	$241	$2,897	(3,170)	(32)

Other expense, net			(286)	(286)
Minority interest			(84)	(84)
Equity in losses of affiliated companies			(117)	(117)

Loss before income taxes			$(3,657)	$(519)

Three Months Ended June 30, 2005	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$34,071	$33,366	$459	$67,896
Cost of revenues	24,922	26,046	130	51,098

Gross margin	9,149	7,320	329	16,798
Selling, general and administrative	9,660	4,552	3,162	17,374

(Loss) income from operations	$(511)	$2,768	(2,833)	(576)

Other income, net			520	520
Minority interest			(59)	(59)
Equity in income of affiliated companies			88	88

Loss before income taxes			$(2,284)	$(27)

Three Months Ended September 30, 2005	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$35,151	$34,606	$345	$70,102
Cost of revenues	24,246	26,769	157	51,172

Gross margin	10,905	7,837	188	18,930
Selling, general and administrative	10,162	4,193	2,866	17,221

Income (loss) from operations	$743	$3,644	(2,678)	1,709

Other income, net			411	411
Minority interest			(260)	(260)
Equity in income of affiliated companies			137	137

(Loss) income before income taxes			$(2,390)	$1,997

Three Months Ended December 31, 2005	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$36,099	$32,087	$207	$68,393
Cost of revenues	24,747	25,448	241	50,436

Gross margin	11,352	6,639	(34)	17,957
Selling, general and administrative	9,849	3,700	2,110	15,659
Restructuring recovery	—	(481)	—	(481)

Income (loss) from operations	$1,503	$3,420	(2,144)	2,779

Other expense, net			(920)	(920)
Minority interest			142	142
Loss on venture investments and affiliated companies, net			(2,149)	(2,149)
Gain on sale of stock of subsidiaries			5,549	5,549
Equity in income of affiliated companies			230	230

Income before income taxes			$708	$5,631

Twelve Months Ended December 31, 2005	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$138,032	$136,775	$1,185	$275,992
Cost of revenues	97,108	107,354	648	205,110

Gross margin	40,924	29,421	537	70,882
Selling, general and administrative	38,948	17,173	11,362	67,483
Restructuring recovery	—	(481)	—	(481)

Income (loss) from operations	$1,976	$12,729	(10,825)	3,880

Other expense, net			(275)	(275)
Minority interest			(261)	(261)
Loss on venture investments and affiliated companies, net			(2,149)	(2,149)
Gain on sale of stock of subsidiaries			5,549	5,549
Equity in income of affiliated companies			338	338

(Loss) income before income taxes			$(7,623)	$7,082